Exhibit 10.22

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

[951 Clint Moore Road, Boca Raton, Florida]

ARTICLE 1: PROPERTY/PURCHASE PRICE

1.1 Certain Basic Terms.

(a)	Buyer and Notice Address:

IPT Acquisitions LLC Meadows Office Complex 301 Route 17 North, Suite 406 Rutherford, NJ 07070 Attn: Matthew H. Breaux Telephone: 201 507 6763 Email: mbreaux@industrialincome.com

	With a copy to:	IPT Acquisitions LLC 518 17th Street, 17th Floor Denver, Colorado 80202 Attn: Jonathan Linker, Senior Real Estate Counsel Telephone: 303 953 3847 Email: jlinker@blackcreekcapital.com

	With a copy to:	Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Miami, Florida 33131 Attn: Gavin Loughlin Telephone: 305 579 0794 Email: Loughling@gtlaw.com

(b)	Seller and Notice Address:

PALMTREE ACQUISITION CORPORATION c/o Prologis, Inc. Attn: Peter Crovo 8355 NW 12th Street Miami, FL 33126 Telephone: 305 392 4272 Email: pcrovo@prologis.com

With a copy to:

c/o Prologis, Inc.

Attn: Megan Robert, Laura Porter and Anne LaPlace

4545 Airport Way

Denver, Colorado 80239

Telephone: 303/567-5613, 303/567-5415 and 303/567-5395

Facsimile: 303/567-5605 and 303/567-5761

Email: mrobert@prologis.com, lporter@prologis.com and alaplace@prologis.com

(c)	Effective Date:	The last date of execution by the Seller or the Buyer, as indicated on the signature page.

(d)	Purchase Price:	$7,200,000.00.

(e)	Earnest Money:

$150,000.00 initially (the “Initial Deposit”), plus $100,000.00 (the “Additional Deposit”) upon expiration of the Due Diligence Period if Buyer elects to proceed with the purchase of the Property and delivers the Approval Notice (as defined below) pursuant to Section 2.3 below, and the Initial Deposit and the Additional Deposit shall be deposited in accordance with Section 1.3 below. References to Earnest Money shall include the Initial Deposit, the Additional Deposit and the interest thereon, and exclude the Independent Consideration (defined below) therefrom.

(f)	Due Diligence Period:	The period ending on that date which is 30 days after the Effective Date

(g)	Closing Date:	As agreed between Seller and Buyer, but no later than 30 days after the end of the Due Diligence Period.

(h)	Title Company:	First American Title Insurance Company Attn: Shirley Fox 1850 Mt. Diablo Blvd., Suite 300 Walnut Creek, CA 94596 Telephone: 925/927-2137 Facsimile: 714/481-8972 Email: shirleyfox@firstam.com

(i)	Escrow Agent:	Same as Section 1.1(h).

(j)	Broker:	Jones Lang LaSalle.

1.2 Property. Subject to the terms of this Purchase and Sale Agreement (the “Agreement”), Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the following property (the “Property”):

(a) The real property described in Exhibit A (the “Real Property”), together with the buildings and improvements thereon (the “Improvements”), and all appurtenances of the above-described Real Property, including easements or rights-of-way relating thereto, and, without warranty, all right, title, and interest, if any, of Seller in and to the land lying within any street or roadway adjoining the Real Property or any vacated or hereafter vacated street or alley adjoining said Real Property.

(b) All of Seller’s right, title and interest, in and to all fixtures, furniture, equipment, and other tangible personal property, if any, owned by Seller (the “Personal Property”) presently located on the Real Property and used exclusively in the operation or maintenance of the Real Property, but specifically excluding any items of personal property owned by tenants and any signage with the name “ProLogis”, “Prologis” or “AMB” on it).

(c) All of Seller’s interest, as landlord, in that certain lease agreement dated March 12, 2010 with Woodfield Distribution, LLC (“Tenant”), as amended by that certain First Amendment to Lease dated July 15, 2013 (as amended, “Lease”), being the only lease of the Property by Seller, and any and all guaranties of the Lease, if any.

(d) All of Seller’s right, title and interest, if any, in and to all of the following items, to the extent assignable and without warranty (the “Intangible Personal Property”): (A) licenses, and permits relating to the operation of the Property, and (B) if still in effect and at Buyer’s cost, guaranties and warranties received by Seller from any contractor, manufacturer or other person in connection with the construction or operation of the Property. Notwithstanding the foregoing, the following are excluded from the definition of Intangible Personal Property under this Agreement: any trade names, trademark, service marks, logos, graphics and other rights with respect to the name “ProLogis”, “Prologis” and/or “AMB”.

1.3 Earnest Money. The Initial Deposit, in immediately available federal funds, evidencing Buyer’s good faith to perform Buyer’s obligations under this Agreement, shall be deposited by Buyer with the Escrow Agent not later than the second (2nd) business day after the Effective Date. The Additional Deposit shall be deposited with the Escrow Agent on or before expiration of the Due Diligence Period if Buyer delivers the Approval Notice as provided in Section 2.3 below. In the event that Buyer fails to timely deposit either the Initial Deposit or the Additional Deposit with the Escrow Agent, Seller as its sole and exclusive remedy may terminate this Agreement whereupon this Agreement shall be of no force and effect, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement. Except as otherwise provided in this Agreement, the Earnest Money shall be non-refundable to Buyer. The Escrow Agent shall pay the Earnest Money to Seller at and upon the Closing, or otherwise, to the party entitled to receive the Earnest Money in accordance with Article 9 below.

1.4 Independent Contract Consideration. The sum of $100.00 (the “Independent Contract Consideration”) is a non-refundable portion of the Earnest Money as consideration for Buyer’s exclusive right to inspect and purchase the Property pursuant to this Agreement and for Seller’s execution, delivery and performance of this Agreement. Any reference in this Agreement to Buyer receiving back the Earnest Money means the Title Company shall return the Earnest Money (less the non-refundable Independent Contract Consideration) to Buyer and deliver the Independent Contract Consideration to Seller.

ARTICLE 2: INSPECTIONS

2.1 Property Information. Seller shall provide copies to Buyer or make Seller’s local files available to Buyer, within three (3) days after the Effective Date, the following documents, to the extent in Seller’s possession or control:

(a) the Lease including all amendments, and the tenant files (including all tenant correspondence and tenant contact information);

(b) year to date operating statements and operating statements for the prior 2 calendar years (the “Operating Statements”);

(c) a list and copies of any service or maintenance agreements, property management agreements, commission or leasing agreements, if any, relating to the Property, including contact lists (“Service Contracts”);

(d) any existing ALTA survey of the Property, as-built drawings, architectural drawings, mechanical, electrical, plumbing, sprinkler/fire protection plans and specifications for the Property;

(e) all environmental and engineering reports, including geotechnical and soils reports, seismic reports, prepared for Seller and, to Seller’s knowledge, in its possession in connection with Seller’s purchase, ownership or management of the Property;

(f) copies of all current warranties and guaranties, governmental permits and approvals, notices of violation, and citations, if any, pertaining to the Property;

(g) annual inspection reports for elevator, HVAC, roof, fire pump, and sprinklers for the prior 12 months, and recent (prior 24 months) inspection reports from the fire department, building inspections and zoning, if applicable;

(h) tenant ledgers for 2012, 2013 and year to date;

(i) Aged receivables and delinquency report;

(j) Annual expense reconciliations for 2013 and current year;

(k) general ledgers (2012, 2013 and year to date);

(l) Tenant’s insurance certificates;

(m) tax bills (2012 and 2013) and pending tax protests; and

(n) capital expenditure/major repair summary (last 24 months) and current amortization schedules relating to capital expenditures;

Seller will make available for Buyer’s review and inspection at Seller’s local property management office the following: current tenant files and property files, but expressly excluding any internal market analysis, appraisals or other internal valuation or underwriting information concerning the Property. Buyer may, at its sole cost, obtain copies of the information contained in Seller’s tenant files and property files. The items enumerated in Section 2.1 and other documentation and information provided or otherwise made available by Seller are collectively referred to as the “Property Information.” Except as otherwise expressly provided herein, Seller makes no representations or warranties as to the accuracy or completeness of the Property Information.

2.2 Inspections.

(a) During the term of Agreement, Buyer, its employees, contractors, consultants and agents (collectively, “Buyer’s Agents”) shall have the right to enter upon the Property for the purpose of inspecting the Property. In connection with any such entry, Buyer (i) acknowledges that all entry is at Buyer’s sole risk, cost and expense and subject to the rights of the Tenant under the Lease, (ii) shall give Seller reasonable advance notice of such entry or any Tenant interviews and shall conduct such entry and any inspections or discussions with the Tenant in connection therewith so as to minimize, to the greatest extent possible, interference with Seller’s business and the business of the Tenant and otherwise in a manner reasonably acceptable to Seller, and (iii) Seller or its representatives shall have the right to accompany Buyer and Buyer’s Agents or participate in any Tenant interviews or any testing or other inspection performed on the Property. Without limiting the foregoing, prior to any entry to perform any on-site testing, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing. Seller shall approve or disapprove the scope and methodology of such proposed testing within 3 business days after receipt of such notice, such approval may be withheld in Seller’s sole and absolute discretion. Seller’s failure to provide such approval or disapproval notice shall be deemed disapproval. If Buyer or Buyer’s Agents take any sample from the Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing.

(b) Buyer shall, or shall cause Buyer’s Agents to, maintain commercial general liability insurance, including broad form property damage, with limits of not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate in form and substance adequate to insure against all liability of Buyer and/or Buyer’s Agents, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and

Buyer shall provide Seller with evidence of such insurance coverage before any such entry, including evidence that Seller is an additional insured on the commercial general liability policy. If any inspection or test disturbs the Property, Buyer will promptly restore the Property to the same condition as existed before the inspection or test. BUYER SHALL INDEMNIFY, DEFEND AND HOLD SELLER, SELLER’S AFFILIATES, PARTNERS, MEMBERS, SHAREHOLDERS, INVESTMENT MANAGERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF EACH OF THEM AND THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS (COLLECTIVELY, “SELLER PARTIES”) AND THE PROPERTY HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES, LIABILITIES, LOSSES, CLAIMS, LIENS, COST OR EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY’S FEES) TO THE EXTENT ARISING OUT OF OR RELATING TO ANY ENTRY ON THE PROPERTY BY BUYER OR BUYER’S AGENTS IN THE COURSE OF PERFORMING THE INSPECTIONS OR TESTING PROVIDED FOR IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION DAMAGE TO THE PROPERTY OR RELEASE OF HAZARDOUS SUBSTANCES OR MATERIALS ONTO THE PROPERTY, BUT EXPRESSLY EXCLUDING ANY DAMAGES, LIABILITIES OR LOSSES ARISING OUT OF LATENT DEFECTS, THE DISPLACEMENT OR DISTURBANCE OF HAZARDOUS MATERIALS NOT PLACED ON THE PROPERTY BY BUYER OR THE DISCOVERY OF PRE-EXISTING CONDITIONS. THE FOREGOING INDEMNITY SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, BUYER SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES.

2.3 Termination During Due Diligence Period. If Buyer, in its sole discretion, elects to proceed with the purchase of the Property, then Buyer shall, before the end of the Due Diligence Period, notify Seller in writing that Buyer has elected not to terminate in accordance with this Section 2.3 (the “Approval Notice”) in the form attached hereto as Exhibit B. If Buyer fails to give Seller the Approval Notice prior to the expiration of the Due Diligence Period, then Buyer shall be deemed to have elected to terminate this Agreement, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3, 6.5, and 10.2 of this Agreement. Buyer’s obligation to return the Property Information and repair any damage to the Property caused by Buyer or Buyer’s Agents shall survive the termination of this Agreement.

2.4 Buyer’s Reliance on its Investigations and Release. The provisions of this Section 2.4 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

(a) Buyer acknowledges and agrees that it has been given or will be given before the end of the Due Diligence Period, a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, SELLER AND BUYER AGREE THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY DOCUMENT TO BE DELIVERED BY SELLER AT CLOSING (COLLECTIVELY, “SELLER’S WARRANTIES”), SELLER IS SELLING AND BUYER IS PURCHASING AND TAKING THE PROPERTY ON AN “AS IS” BASIS, WITH ANY AND ALL LATENT AND PATENT DEFECTS. BUYER ACKNOWLEDGES THAT IT IS SOLELY RELYING UPON ITS EXAMINATION OF THE PROPERTY AND, EXCEPT FOR SELLER’S WARRANTIES, IT IS NOT RELYING UPON ANY REPRESENTATION, STATEMENT OR OTHER ASSERTION OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS OR BROKERS AS TO ANY MATTER CONCERNING THE PROPERTY, INCLUDING, WITHOUT LIMITATION: (I) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, PARKING FACILITIES AND THE

ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, (II) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE PROPERTY, (IV) THE DEVELOPMENT POTENTIAL OF THE PROPERTY, AND THE PROPERTY’S USE, HABITABILITY, MERCHANTABILITY, SUITABILITY, VALUE OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, (V) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF THE PROPERTY, (VI) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL ENTITY OR OF ANY OTHER PERSON OR ENTITY, (VII) THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE PROPERTY OR THE ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON THE REAL PROPERTY, (IX) THE CONDITION OF TITLE TO THE PROPERTY, AND (X) THE ECONOMICS OF THE OPERATION OF THE PROPERTY.

Buyer’s Initials:	/s/ DF

(b) WITHOUT LIMITING THE ABOVE, EXCEPT WITH RESPECT TO A BREACH BY SELLER OF ANY OF SELLER’S WARRANTIES, BUYER, FOR AND ON BEHALF OF ITSELF, ANY ENTITY AFFILIATED WITH BUYER AND ITS SUCCESSORS VIA MERGER OR NAME CHANGE AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM AND FOREVER RELEASES AND DISCHARGES THE SELLER PARTIES FROM AND AGAINST ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS) OF WHATEVER KIND OR NATURE, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING AND FUTURE, CONTINGENT OR OTHERWISE (INCLUDING ANY ACTION OR PROCEEDING, BROUGHT OR THREATENED, OR ORDERED BY ANY APPROPRIATE GOVERNMENTAL ENTITY) THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH OR RELATING TO THE PROPERTY CONDITION OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE PRESENCE, MISUSE, USE, DISPOSAL, RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS OR TOXIC MATERIALS, CHEMICALS OR WASTES AT THE PROPERTY AND ANY LIABILITY OR CLAIM RELATED TO THE PROPERTY ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTION 9601 et seq.), THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, THE RESOURCE CONSERVATION AND RECOVERY ACT of 1976 (42 U.S.C. SECTION 6901 et seq.), THE CLEAN WATER ACT (33 U.S.C. SECTION 1251 et seq.), THE SAFE DRINKING WATER ACT (42 U.S.C. SECTION 300F et seq.), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. SECTION 5101 et seq.), THE TOXIC SUBSTANCES CONTROL ACT (15 U.S.C. SECTION 2601 et seq.), EACH AS AMENDED, OR ANY OTHER CAUSE OF ACTION BASED ON ANY OTHER STATE, LOCAL, OR FEDERAL ENVIRONMENTAL LAW, RULE OR REGULATION (COLLECTIVELY, “ENVIRONMENTAL LAWS”); PROVIDED HOWEVER, THE FOREGOING RELEASE SHALL NOT OPERATE TO RELEASE ANY CLAIM BY BUYER AGAINST ANY PERSON OR ENTITY OTHER THAN SELLER PARTIES.

Buyer’s Initials:	/s/ DF

2.5 Service Contracts. On or prior to the last day of the Due Diligence Period, Buyer will advise Seller in writing of which Service Contracts it will assume. Buyer will assume the obligations arising from and after the Closing Date under those Service Contracts that Buyer has elected to assume and are not in default; provided, however, that (i) to the extent that any such Service Contracts are part of portfolio agreements, they shall not be assignable, and (ii) to the extent that any Service Contracts are not terminable by Seller in the time frame between the expiration of the Due Diligence Period and the Closing, Buyer shall, at Closing, assume such Service Contracts. Notwithstanding the foregoing, all existing management agreements pertaining to the Property shall be terminated on the Closing Date at Seller’s sole cost and expense. Furthermore, Seller, at Seller’s sole cost and expense, shall terminate all Service Contracts that Buyer does not elect to, and is not required to, assume.

2.6 Tenant Estoppel.

(a) Seller shall use commercially reasonable efforts to secure and deliver to Buyer at least two (2) business days prior to the Closing Date an estoppel certificate for the Lease consistent with the information in the Lease and substantially in the form attached hereto as Exhibit C or such form as may be required under the Lease. The estoppel certificate shall be dated no earlier than 30 days prior to Closing. Buyer shall notify Seller in writing, either by the Closing Date or within 3 business days following Buyer’s receipt of the estoppel certificate (pdf copy via email), whichever is earlier, of Buyer’s disapproval of any materially adverse matter(s) contained therein as determined in Buyer’s reasonable business judgment, and the basis of such disapproval (“Buyer’s Disapproval Notice”). Seller shall have 10 business days from Seller’s receipt of the Buyer’s Disapproval Notice within which to cure such materially adverse matter(s), and the Closing Date shall be extended, at Seller’s or Buyer’s option, to allow for up to the full 10-business day cure period. It shall be a condition precedent to Buyer’s obligation to proceed with Closing and Buyer may terminate this Agreement upon written notice to Seller on the Closing Date (as the same may be extended in accordance with the terms of this Agreement), in which event the Earnest Money shall be returned to Buyer, if prior to 2 business days prior to the Closing Date Seller has not delivered an estoppel certificate for the Lease (the “Estoppel Requirement”). In the event of such termination, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement. Promptly following Buyer’s written notice to Seller, Seller shall request an SNDA from Tenant in a form and substance required by Buyer’s lender, if any. Seller shall use diligent, good faith efforts to cooperate with Buyer in obtaining the SNDA’s on or before Closing; however, the receipt of said SNDA’s shall not be a condition to Closing and, Buyer, not Seller shall have the obligation to negotiate any changes thereto requested by Tenant.

(b) Notwithstanding Section 2.6(a) above, in the event Seller has not obtained the executed Tenant estoppel certificate that meets the Estoppel Requirement prior to 2 business days prior to the Closing Date, Seller or Buyer may elect to extend the Closing for up to 10 days to obtain the same.

ARTICLE 3: TITLE AND SURVEY REVIEW

3.1 Delivery of Title Report. Buyer shall obtain a preliminary report or title commitment issued by the Title Company (the “Title Report”), covering the Real Property, together with copies of all documents referenced in the Title Report. Buyer, at its option and expense, may obtain a survey (the “Survey”) of the Property.

3.2 Title Review and Cure. Buyer shall notify Seller in writing of any title or survey objections (i) at least 5 business days prior to the expiration of the Due Diligence Period with respect to items disclosed in the Title Report or the Survey, if any, and (ii) at or prior to Closing with respect to any items which: (1) are first raised by the Title Company on or after 3 business days prior to the expiration of the Due Diligence Period and prior to Closing, and (2) are not the result of Buyer’s acts. Failure to timely provide such a notice of objections shall constitute an approval by Buyer of all matters disclosed in the Title Report and any matters that would have been disclosed by an accurate survey of the Property. Seller shall have no obligation to cure any title objections, except financings created by Seller, judgment liens against Seller, and/or mechanics’ liens created under contracts with Seller, which liens Seller shall cause to be released at the Closing (the “Seller Financings”). Seller may, but shall not be obligated to, attempt to cure, subject to Buyer’s approval in its reasonable discretion, by the Closing Date, any title objections noted by Buyer other than Seller Financings. If Seller elects not to cure any title objection (failure to make such election with regard to any title objection within 2 business days shall be deemed an election not to cure such title objection), or fails to cure any title objection it has elected to cure by the Closing Date, then Buyer shall either (x) terminate this Agreement by written notice to Seller given on or before 10 days after receipt (and the Closing Date shall be extended as necessary to afford Buyer said 10 day period) of any notice or deemed notice from Seller that it elects not to cure any title objections, or, in the event Seller has elected to cure a title objection, but is unable to do so, the Closing Date, as applicable, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement, or (y) waive such title objections, in which event the Closing shall occur and Buyer shall accept title to the Property subject to such title condition and without adjustment to Purchase Price, subject to Seller’s obligation to pay the Seller Financings. Failure to so terminate shall constitute waiver of title objections. Those items approved by Buyer or deemed approved by Buyer are hereinafter referred to as the “Permitted Exceptions.”

3.3 Title Policy. At Closing, as a condition to Buyer’s obligation to close, the Title Company shall deliver title in accordance with the foregoing which shall be evidenced by the willingness of the Title Company to issue, at Closing, its standard Owner’s Policy of Title Insurance (the “Title Policy”), in the form prescribed by the applicable state where the Property is located, in accordance with the Title Report delivered to Buyer prior to the expiration of the Due Diligence Period and subject to any additional title matters added by the Title Company after the expiration of the Due Diligence Period to which Buyer has not objected or is deemed to have approved, in the amount of the Purchase Price, dated the date and time of recording of the Deed, and showing title to the Real Property vested in Buyer, subject only to: the Permitted Exceptions, taxes not yet due and payable as of the date of the Title Policy; the interest of the tenants in possession pursuant to the Lease, as tenants only, with no rights of first refusal or right to purchase any portion of the Property; any state of facts which an accurate survey made of the Property at the time of Closing would show.

ARTICLE 4: OPERATIONS AND RISK OF LOSS

4.1 Ongoing Operations, Insurance. Between the Effective Date and the Closing Date, Seller shall carry on its business and activities relating to the Property substantially in the same manner as it did before the Effective Date; provided that Seller shall not be obligated to make any extraordinary repairs or make any capital improvements to the Property, except as may be required in the Lease. Through the Closing Date, Seller shall maintain or cause to be maintained, at Seller’s sole cost and expense, Seller’s existing policy or policies of insurance insuring the Property.

4.2 Performance under Lease and Service Contracts. Between the Effective Date and the Closing Date, Seller will perform its material obligations under the Lease and Service Contracts and other agreements that may affect the Property.

4.3 New Contracts. Between the Effective Date and the Closing Date, Seller will not, without the prior consent of Buyer (which shall not be unreasonably withheld or delayed), enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause on 30-days’ notice and without penalty or premium.

4.4 Leasing Arrangements. Between the Effective Date and the Closing Date, Seller shall obtain Buyer’s consent, which shall not be unreasonably withheld or delayed, before entering into any a new Lease, amendment, expansion, renewal, modification, termination or other similar agreement (collectively, “New Lease Agreements”); provided, however, that Buyer’s consent shall not be required if Seller is required to enter into the New Lease Agreement pursuant to, and to the extent of, the terms and conditions of the Lease in effect as of Effective Date. Buyer shall be deemed to have consented to any New Lease Agreement if it has not notified Seller specifying with particularity the matters to which Buyer reasonably objects, within 3 business days after its receipt of Seller’s written request for consent, together with (i) a copy of the proposed New Lease Agreement, and (ii) any financial information regarding the proposed or existing tenant provided to Seller, unless Seller notifies Buyer that the same is subject to a confidentiality agreement which prevents such disclosure.

4.5 Damage or Condemnation. Risk of loss resulting from any condemnation or eminent domain proceeding which is commenced or has been threatened before the Closing, and risk of loss to the Property due to fire, flood or any other cause before the Closing, shall remain with Seller. If before the Closing the Property or any portion thereof shall be “materially damaged,” (as hereinafter defined) or if the Property or any material portion thereof shall be subjected to a bona fide threat (pursuant to a written notice to Seller or its agent) of condemnation or shall become the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation), then Buyer may terminate this Agreement by written notice to Seller given within 10 days of Seller’s notice to Buyer of the occurrence of the damage or taking. In the event of such termination, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement. If the Closing Date is within the aforesaid 10-day period, then Closing shall be extended to the next business day following the end of said 10-day period. If no such election is made, and in any event if the damage is not material, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment to the Purchase Price, and upon the Closing of this purchase, Seller shall (i) assign, transfer and set over to Buyer all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, or any insurance proceeds that may thereafter be made for such damage or destruction, (ii) give Buyer a credit at Closing for an amount equal to any condemnation awards or insurance proceeds collected by Seller as a result of any such condemnation or damage or destruction, and the amount of any insurance deductible under such policies (but in no event shall the amount of such credit to Buyer exceed the Purchase Price), and (iii) receive a credit at Closing for any sums expended by Seller toward the restoration or repair of the Property, which have been approved by Buyer. In the event the amount of awards or proceeds subsequently received by Buyer exceeds the Purchase Price, then Buyer shall pay to Seller any such excess within 10 days after Buyer’s receipt of such awards or proceeds. For the purposes of this Section, the phrases “material damage”, “materially damaged” and “material portion” means (a) damage reasonably estimated by Seller and Buyer to exceed 5 percent of the Purchase Price attributable to the Building to repair, (b) material access to the Building, or a material portion of the parking for the Building is destroyed as a result of a casualty or is taken (or is threatened to be taken) under the power or threat of eminent domain, (c) the Tenant has the right to terminate its Lease as a result of a casualty or a temporary or permanent taking (or threatened taking) under the power or threat of eminent domain and has not waived such right prior to Closing, or (d) other than the deductible, any damage to the Property which is uninsured, and not otherwise credited to Buyer by Seller. The provisions of this Section 4.5 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

4.6 No-Shop. During the pendency of this Agreement, Seller shall remove the Property from the market for sale and not solicit, accept, entertain or enter into any negotiations or agreements with respect to the sale or disposition of any or all of the Property, or any interest therein, or sell, contribute or assign any interest in the Property.

4.7 Association Estoppels. Buyer may request estoppel certificates from property owners’ associations, master associations and other applicable third parties under property owners’ association documents, declarations of covenants, conditions and/or restrictions, reciprocal easement agreements, development agreements and other similar instruments, and Seller shall cooperate, at no cost to Seller, with Buyer to obtain said estoppels prior to the Closing Date; however, receipt of such estoppels shall not be a condition of Closing.

ARTICLE 5: CLOSING

5.1 Closing and Escrow Instructions.

(a) The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date through an escrow with the Escrow Agent. Closing shall occur and Buyer’s funds shall be received on or before 11:00 A.M. Pacific Time on the Closing Date.

(b) Seller and Buyer agree to execute such reasonable additional and supplemental escrow instructions as may be appropriate to enable the Escrow Agent to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

5.2 Conditions to the Parties’ Obligations to Close. The obligations of Seller, on the one hand, and Buyer, on the other hand, to consummate the transaction contemplated hereunder are contingent upon the following conditions:

(a) The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, subject to any Seller modifications hereafter made to a Property Representation (as defined and provided for in Section 7.1);

(b) As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing have been tendered;

(c) There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party that would materially and adversely affect the other party’s ability to perform its obligations under this Agreement;

(d) There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby;

(e) Tenant shall not have (i) terminated, or given notice of intent to terminate, its Lease pursuant to the terms of said Lease or otherwise, (ii) vacated, abandoned, ceased operations or filed voluntary bankruptcy or be subject to an involuntary bankruptcy proceeding or (iii) experienced any material change in its economic condition or business structure between the end of the Due Diligence Period and Closing; and

(f) The Title Company shall have the Title Policy issued or be prepared and irrevocably and unconditionally committed to issue the same.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date, or elect to close, notwithstanding the non-satisfaction of such condition of which it had knowledge, except to the extent said non-satisfaction is due to a breach by a party of its obligations or liabilities hereunder (which non-satisfaction may be subject to the terms of Sections 8.1 or 8.2 of this Agreement), in which event such party shall be deemed to have waived any such condition. In the event of a termination, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement and except to the extent said non-satisfaction is due to a breach by a party of its obligations or liabilities hereunder (which non-satisfaction may be subject to the terms of Section 8.1 or 8.2 of this Agreement). If such party elects to close, notwithstanding the non-satisfaction of such condition, there shall be no liability on the part of the other party for breaches of representations and warranties of which the party electing to close had knowledge as of the Closing, except to the extent said non-satisfaction is due to a breach by a party of its obligations or liabilities hereunder (which non-satisfaction may be subject to the terms of Section 8.1 or 8.2 of this Agreement). For purposes hereof, whenever the phrase “knowledge”, “actual knowledge” or words of similar import are used, they shall be deemed to refer to facts within the actual knowledge only of Matthew Breaux and Sara Butz, at the times indicated only, without imputing liability to either of them.

5.3 Seller’s Deliveries in Escrow. On or before the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

(a) Deed. A special warranty deed (warranting title for acts by, through or under Seller) (the “Deed”) in the form attached hereto as Exhibit D, executed and acknowledged by Seller, conveying to Buyer Seller’s title to the Property, subject only to: to taxes not yet due and payable as of the date hereof; the interests of tenants in possession pursuant to the Lease, as tenants only, with no right of first refusal or right to purchase any portion of the Property; all matters of record, other than those matters which Seller is required to remove pursuant to Section 3.2; and any state of facts which an accurate survey made of the Property at the time of Closing would show. Any discrepancy between the description of the Property in the deed from Seller’s immediate grantor and in the Deed shall be quitclaimed by Seller;

(b) Assignment of Leases and Contracts and Bill of Sale. An Assignment of Leases and Contracts and Bill of Sale in the form of Exhibit E attached hereto (the “Assignment”), executed by Seller;

(c) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

(d) Notice to Tenants. A notice regarding the sale in substantially the form of Exhibit F attached hereto, or such other form as may be required by applicable state law for delivery by Buyer to each tenant immediately after the Closing; and

(e) Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

5.4 Buyer’s Deliveries in Escrow. On or before the Closing Date, Buyer shall deliver in escrow to the Escrow Agent the following:

(a) Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Buyer with the Escrow Agent in immediate, same-day federal funds into the Escrow Agent’s escrow account;

(b) Assignment of Leases and Contracts and Bill of Sale. The Assignment, executed by Buyer;

(c) Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement, including a title affidavit as may be required by the Title Company in order to issue a gap endorsement and delete all standard exceptions to the Title Policy (provided Buyer has provided the Title Company an acceptable Survey), including, without limitation, the exceptions related to the parties in possession and mechanic’s liens.

5.5 Closing Statements/Escrow Fees. At the Closing, Seller and Buyer shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent.

5.6 Possession. Seller shall deliver possession of the Property to Buyer at the Closing.

5.7 Post-Closing Deliveries. Immediately after the Closing, Seller shall deliver to the offices of Buyer’s property manager: the original Lease; copies or originals of all contracts, receipts for deposits, and unpaid bills; all keys, if any, used in the operation of the Property, Expense Reimbursements (as defined below) records; and, if in Seller’s possession or control, any “as-built” plans and specifications of the Improvements.

5.8 Closing Costs. At Closing, Seller shall pay the costs of recording instruments to cure title matters Seller has elected or is required hereunder to cure, any transfer taxes and documentary stamp taxes and surtaxes due in connection with the transaction contemplated by this Agreement and  1⁄2 of any escrow fees. Buyer shall pay the cost of premium for the Title Policy (excluding any endorsements obtained by Seller solely to cure title matters that Seller has elected to cure), the endorsements and any survey obtained by Buyer, costs of recording the Deed and all costs of recording (other than the recording costs associated with Seller curing title matters pursuant to the terms and conditions in this Agreement) and  1⁄2 of any escrow fees. Each party shall pay its own attorneys’ fees. Other costs, charges, and expenses shall be borne and paid as provided in this Agreement or in the absence of such provision, in accordance with local custom.

5.9 Close of Escrow. Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Buyer.

ARTICLE 6: PRORATIONS

6.1 Prorations. The day of Closing shall belong to Buyer and all prorations hereinafter provided to be made as of the Closing shall each be made as of the end of the day before the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of Closing shall be credited to Buyer or charged to Buyer as applicable and the portion thereof applicable to periods ending as of Closing shall be credited to Seller or charged to Seller as applicable.

(a) Collected Rent. All collected rent (including tenant reimbursements for Operating Costs) and other collected income (and any applicable state or local tax on rent) under the Lease shall be prorated as of the Closing. Except as provided in Section 6.1(b), no prorations shall be made for any unpaid rent due and payable prior to Closing or for delinquent rents existing, if any, as of the Closing Date. Seller shall be charged with any rent and other income collected by Seller before Closing but applicable to any period of time after Closing. Any prepaid rents for the period following the Closing Date shall be paid over by Seller to Buyer. For a period of 90 days after the Closing, Buyer shall use its commercially reasonable efforts (Buyer shall not be obligated to incur any out-of-pocket expenses or commence litigation) after the Closing to collect and deliver to Seller all rents or other payments that were applicable to the period before Closing. Seller may pursue collection as to any rent not collected by Buyer within 6 months following the Closing Date, provided that Seller shall have no right to terminate the Lease or Tenant’s occupancy under the Lease in connection therewith. All rents received by Buyer following the Closing shall be applied against the most recently accrued rent, and then to any amounts due to Seller prior to Closing.

(b) Operating Costs. To the extent Seller, as landlord under the Lease, is currently collecting from Tenant under the Lease additional rent (collectively, “Expense Reimbursements”) to cover taxes, insurance, utilities (to the extent not paid directly by Tenant), common area maintenance and other operating costs and expenses (collectively, “Operating Costs”) in connection with the ownership, operation, maintenance and management of the Property, Seller and Buyer shall each receive a debit or credit, as the case may be, for the difference between the Tenants’ current account balances for 2014 for Operating Costs and amount of their respective Operating Costs reimbursable to Seller; provided, however, that, except as specifically set forth herein, in no event shall either party be responsible for crediting the other for any uncollected Expense Reimbursements for the Tenant and the same shall be treated in the same manner as uncollected rent is treated in Section 6.1(a). To the extent that the CAM Reconciliation (as defined below) for calendar year 2014 reveals that Seller has over-collected Expense Reimbursements such that, if the end of the operating expense year under the Lease was the Closing Date, Seller would be obligated to refund money to the Tenant (an “Over Collection”), rather than collect additional money from the Tenant (an “Under Collection”), said Over Collection shall be paid by Seller to Buyer at the Closing as a settlement statement credit and Buyer shall pay said Over-Collection to the Tenant within 30 days or otherwise in compliance with the lease obligations; provided, in the event of an Under Collection, the amount of the Under Collection shall be paid by Buyer to Seller outside of escrow within 5 business days after receipt from the Tenant in connection with the year-end Operating Costs reconciliation process subject to and in accordance with the terms of Section 6.1(a). Notwithstanding the foregoing, in the event of an Under Collection, Buyer shall pay up to $10,000 of the same to Seller at Closing. Operating Costs for 2014 shall be reasonably estimated by the parties if final bills are not available. At least 5 business days prior to the Closing Date, Seller shall provide Buyer with a reasonably detailed reconciliation for Tenant showing all Operating Costs incurred by Seller from the beginning of the then-current calendar year (2014) through the Closing Date, and any Expense Reimbursements collected by Seller during the same period of time and relating to Tenant, all in the form customarily submitted to Tenant (the “CAM Reconciliation”). Operating Costs that are payable by the Tenant directly to the applicable service providers shall not be prorated between Seller and Buyer. Prior to Closing, Seller shall reconcile with the Tenant for the calendar year 2013, the Tenant Expense Reimbursements for the calendar year 2013 and Seller shall reimburse to the Tenant any Over Collection of Expense Reimbursement for calendar year 2013 prior to the Closing and shall have the right to collect any Under Collection of Expense Reimbursement for calendar year 2013 for 180 days following the Closing. To the extent Buyer receives any amounts from Tenant for Under Collection of Expense Reimbursement for calendar year 2013 and which are identified as same, Buyer shall pay such amount to Seller within 10 days.

(c) Taxes and Assessments. Real estate taxes and assessments imposed by governmental authority that are not yet due and payable and that are not payable by Tenant under the Lease directly to the governmental authorities shall be prorated as of the Closing based upon the most recent ascertainable assessed values and tax rates. Seller shall receive a credit for any taxes and assessments paid by Seller and applicable to any period after the Closing.

There are no pending appeals made by Seller with respect to taxes or special assessments on the Property for any year.

(d) Service Contracts and Utilities. Seller shall arrange for a billing under all those Service Contracts for which fees are based on usage and with utility companies for a billing for utilities, to include all utilities or service used up to the day Closing occurs, and Seller shall pay the resultant bills. In the event any Service Contracts extend over periods beyond the Closing the same shall be prorated on a per diem basis.

(e) Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under this Section 6.1 or if any of the aforesaid prorations were calculated inaccurately, then Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as reasonably possible after the Closing Date, to the effect that income and expenses are received and paid by the parties on a cash basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within 30 days of written notice. Seller and Buyer shall each have reasonable access to, and the right to inspect and audit, the other party’s books to confirm the final prorations. Seller shall not, however, be charged for any increase in Operating Costs or real estate taxes due to increased costs or reassessments incurred by Buyer in respect of such subsequent to the Closing.

6.2 Leasing Commissions. At Closing, Buyer shall reimburse Seller for commissions paid or free rent period granted by Seller with respect to any Lease amendment or modification or other similar agreement that were entered into after the Effective Date (the “Cut-Off Date”) in accordance with Section 4.4 above. If the rent commencement date of the such agreement falls before the Closing Date, the amount of commission reimbursable by Buyer shall be in the proportion that the length of the period from the rent commencement date to the Closing Date bears to the length of the period from the Closing Date to the end of the noncancellable term applicable to such agreement.

6.3 Tenant Deposits.

(a) All tenant security deposits actually received by Seller (and interest thereon if required by law or contract to be earned thereon) and not theretofore applied to Tenant obligations under the Lease prior to 3 business days prior to the expiration of the Due Diligence Period, shall be transferred or credited to Buyer at Closing or placed in escrow if required by law. As of the Closing, Buyer shall assume Seller’s obligations related to tenant security deposits but only to the extent of the tenant security deposits transferred to Buyer at Closing.

(b) At Closing, Seller shall, at Tenant’s expense, commence the transfer to Buyer of any portion of the security deposit which is held in the form of letters of credit (the “SD Letter of Credit”) if the same are transferable at Closing; if the SD Letter of Credit is not transferable, Seller shall request the Tenant to cause a new letter of credit to be issued in favor of Buyer in replacement thereof and in the event such existing letter of credit is not transferred or such new letter of credit is not issued in favor of Buyer by Closing, Buyer shall diligently pursue such transfer or replacement, as applicable, after Closing, Buyer shall , until such transfer or issuance, Seller shall take all reasonable actions, as directed by Buyer and at Tenant’s expense, in connection with the presentment of such SD Letter of Credit for payment as permitted under the terms of the Lease.

6.4 Utility Deposits. Buyer shall be responsible for making any deposits required with utility companies. Seller shall receive a credit at Closing for any utility deposits transferred or assigned to Buyer.

6.5 Sale Commissions. Seller and Buyer represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker. If this transaction is closed, Seller shall pay Broker in accordance with their separate agreement. Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party. EXCEPT AS EXPRESSLY SET FORTH ABOVE, IF ANY CLAIM IS MADE FOR BROKER’S OR FINDER’S FEES OR COMMISSIONS IN CONNECTION WITH THE NEGOTIATION, EXECUTION OR CONSUMMATION OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EACH PARTY SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY FROM AND AGAINST ANY SUCH CLAIM BASED UPON ANY STATEMENT, REPRESENTATION OR AGREEMENT OF SUCH PARTY. SELLER’S INDEMNITY SHALL INCLUDE ANY CLAIMS MADE BY BROKER IN CONNECTION WITH THE TRANSACTION GOVERNED BY THIS AGREEMENT.

The provisions of this Article 6 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES

7.1 Seller’s Representations and Warranties. As a material inducement to Buyer to execute this Agreement and consummate this transaction, Seller represents and warrants to Buyer that:

(a) Organization and Authority. Seller has been duly organized and is validly existing and in good standing in the jurisdiction of its formation, and is qualified to do business in the state in which the Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Seller is a party or to Seller’s knowledge binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened (pursuant to a written notice to Seller or its agent) against Seller or the Property, including condemnation proceedings.

(c) Leases. The copy of the Lease provided to Buyer pursuant to Section 2.1 is true, correct and complete. Neither Seller nor, to Seller’s knowledge, Tenant is in default of its Lease obligations. Tenant has not been given any rent concession or allowance that is not reflected in the Lease. Except for any parties in possession pursuant to, and any rights of possession granted under, the Lease, the Sublease or pursuant to any party’s rights under the Permitted Exceptions, there are no leases, subleases, occupancies or tenancies or parties in possession of any part of the Property. As of the Effective Date, Seller has not received written notice from Tenant of its election to exercise its right to terminate its Lease. Seller shall provide prompt written notice if it receives received written notice from Tenant of its election to exercise its right to terminate its Lease after the Effective Date, but the receipt of such notice alone shall not afford Buyer the right to terminate this Agreement.

(d) Service Contracts. The list of Service Contracts delivered to Buyer pursuant to this Agreement is true, correct, and complete as of the date of its delivery. Neither Seller nor, to Seller’s knowledge, any other party is in material default under any Service Contract. Seller has delivered Buyer true and complete copies of the existing commission agreements related to the Property.

(e) Compliance with Law. To Seller’s knowledge, Seller has not received any written notice, sent by any governmental authority or agency having jurisdiction over the Property, that the Property or its use is in material violation of any law, ordinance or regulation, including any applicable Environmental Laws. To Seller’s knowledge, all sales taxes due and payable to the State of Florida with respect to rents paid under the Lease prior to Closing have been paid or will be paid by Seller.

(f) OFAC Compliance. Seller is currently in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(g) Employees. There are no employees of Seller employed in connection with the use, management, maintenance or operation of the Property whose employment will continue with regard to the Property after the Closing Date. There is no bargaining unit or union contract relating to any employees of Seller related to the Property.

(h) Buyer Rights. Except as set forth in the Property Information or in the Permitted Exceptions, no person or entity has any option, right of first refusal or other right to purchase the Property or any portion thereof.

(i) Agreements. Other than the Service Contracts, commission agreements, Lease, and any New Lease, to Seller’s knowledge, except as disclosed in the Property Information or in the Title Commitment, Seller has not made any agreements or commitments not of record affecting the Property, which will be binding on Buyer or the Property after the Closing.

(j) No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Seller’s knowledge, threatened) by or against Seller or any general partner or managing member of Seller.

(k) Leasing Commissions/TI Obligations. To Seller’s knowledge and except as described on Exhibit G, all leasing commissions due to brokers under the Lease, and all tenant improvement obligations or inducements under the Lease ( “TI Obligations”), have been fully paid and/or satisfied by Seller and no such commissions, obligations, concessions or inducements become payable in the future.

“Seller’s knowledge,” as used in this Agreement means the current actual knowledge of Peter Crovo without any duty of inquiry or investigation and without personal liability whatsoever.

Seller’s representations and warranties concerning the Property (collectively, the “Property Representations”) are qualified by any knowledge obtained by Buyer (including Buyer’s receipt of the tenant estoppel certificate) prior to 3 business days prior to the expiration of the Due Diligence Period, and in the event Buyer’s election to proceed with the purchase of the Property pursuant to Section 2.3 above, then Buyer shall be deemed to have accepted such qualification, and the Property Representations will be automatically made subject thereto. Seller shall further qualify the Property Representations by notice, specifying with reasonable particularity the facts and circumstances known to Seller that make the applicable Property Representation false, misleading or inaccurate, delivered to Buyer before the Closing Date. If Seller delivers a Property Representation notice, or if on or after the 3 business days period prior to the expiration of the Due Diligence Period Buyer obtains knowledge of any facts or circumstances that makes any Property Representation false, misleading or inaccurate (herein collectively referred to as “Exception Matters”), within less than 3 business days before the Closing, then Buyer may by notice to Seller extend the Closing Date to that day which is 3 business days after the date of receipt of the Property Representation notice or after obtaining knowledge of such Exception Matters. If any Exception Matters reflects a change in the matter covered by the applicable Property Representation, then Buyer, as its sole remedy, may terminate this Agreement within 3 business days after receipt of such notice, receive a refund of the Earnest Money and neither party shall have any further rights and obligations under this Agreement except as provided in Sections 2.2, 2.3, 6.5 and 10.2 of this Agreement and except to the extent said Exception Matter is due to a breach by Seller of its obligations or liabilities hereunder (which non-satisfaction may be subject to the terms of Section 8.2 below); provided, that if Buyer so elects to terminate this Agreement, Seller shall have the right, but not the obligation, to cure such Exception Matters within 10 days (and the Closing shall be delayed to the extent necessary to allow Seller the entire 10-day period within which to effect such cure) and if Seller cures such Exception Matters to Buyer’s reasonable satisfaction, then Buyer’s right to terminate this Agreement as a result of such Exception Matters shall be revoked, null and void and this Agreement shall continue without termination (and, if the Closing Date is extended, Closing shall occur on the date that is 5 days after Seller cures such Exception Matters). For avoidance of doubt, in the event Seller elects to further qualify a Property Representation as set forth above, the original breach of such Property Representation shall not give Buyer any cause of action under Section 8.2 of this Agreement. Furthermore, to the extent Buyer receives an estoppel letter prior to Closing from Tenant which recites facts which are contrary to the representations of Seller contained herein, Buyer shall be deemed to have knowledge of such facts and shall have no right to make a claim against Seller for breach of a representation; however, Buyer shall have the rights and remedies as set forth herein for a changed representation.

7.2 Buyer’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Buyer represents and warrants to Seller that:

(a) Organization and Authority. Buyer has been duly organized and is validly existing and in good standing in the state of its formation, and is qualified to do business in the state in which the Property is located. If this Agreement is not terminated prior to the expiration of the Due Diligence Period, Buyer will obtain full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

(c) OFAC Compliance. Buyer is currently in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

ARTICLE 8: DEFAULT AND DAMAGES

8.1 Default by Buyer. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF BUYER’S FAILURE TO CONSUMMATE THE SALE IN BREACH HEREOF WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN THE EVENT OF BUYER’S BREACH. IN THE EVENT BUYER FAILS, WITHOUT LEGAL EXCUSE, TO COMPLETE THE PURCHASE OF THE PROPERTY, THE EARNEST MONEY MADE BY BUYER SHALL BE FORFEITED TO SELLER AS LIQUIDATED DAMAGES AND THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO SELLER FOR SUCH FAILURE. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THIS SECTION 8.1 IS NOT INTENDED TO LIMIT SELLER’S RIGHTS UNDER SECTIONS 2.2, 2.3 AND 10.2 OF THIS AGREEMENT.

Initials:	/s/ MR	/s/ DF
	Seller	Buyer

8.2 Default by Seller. If Seller defaults in its obligation to sell and convey the Property to Buyer pursuant to this Agreement, Buyer’s sole remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Buyer shall be entitled to the return by the Escrow Agent to Buyer of the Earnest Money, in which event neither party shall have any further rights or obligations under this Agreement except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement, and/or (b) to bring a suit for specific performance provided that any suit for specific performance must be brought within 90 days of Seller’s default, to the extent permitted by law, Buyer waiving the right to bring suit at any later date. This Agreement confers no present right, title or interest in the Property to Buyer and Buyer agrees not to file a lis pendens or other similar notice against the Property except in connection with, and after, the proper filing of a suit for specific performance. If Buyer elects to terminate this Agreement, Seller shall reimburse Buyer for Buyer’s direct and actual damages, including without limitation all of its out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and Buyer’s due diligence, in an amount not to exceed $25,000.00 (hereinafter, “Out of Pocket Costs”).

ARTICLE 9: EARNEST MONEY

9.1 Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Buyer and Seller, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall apply the Earnest Money against the Purchase Price due Seller at Closing.

9.2 Agreement Termination. Upon a termination of this Agreement, either party to this Agreement may give written notice to the Escrow Agent and the other party of such termination and the reason for such termination. Such request shall also constitute a request for the release of the Earnest Money in accordance with the terms of this Agreement. In the event of a dispute concerning the disbursement of the Earnest Money by either party in writing within 5 business days of the termination, then the Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Buyer as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

9.3 Interpleader. Seller and Buyer mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the disposition of the Earnest Money, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Buyer, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

9.4 Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

ARTICLE 10: MISCELLANEOUS

10.1 Parties Bound. Except for an assignment pursuant to Section 10.16, neither party may assign this Agreement without the prior written consent of the other, which consent will not be unreasonably withheld or delayed. In no event shall either party be released from any of its obligations or liabilities hereunder if the other approves of any assignment of this Agreement. Any prohibited assignment shall be void. Notwithstanding the foregoing, Buyer shall have the right to assign this Agreement without Seller’s consent to any entity that is owned, controlled by or is under common control with Buyer (a “Buyer Affiliate”) or any entity in which one or more Buyer Affiliates directly or indirectly is the general partner and owns more than fifty percent (50%) of the legal interests of such entity, provided at least two (2) business days’ notice is given to Seller and that such assignment or delegation does not relieve Buyer of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

10.2 Confidentiality and Public Announcement or Disclosure.

(a) The Property Information and all other information, other than (i) matters of public record, (ii) furnished to, or obtained through inspection of the Property by, Buyer, its affiliates, legal counsel, lenders, employees or Buyer’s Agents, including prospective partners, prospective investors and their agents (collectively “Buyer’s Representatives”) relating to the Property, (iii) which becomes generally available to the public other than as a result of Buyer’s wrongful disclosure, (iv) known by Buyer prior to disclosure hereunder, or (v) obtained on a non-confidential basis from others, will be treated by Buyer and Buyer’s Representatives as confidential, and will not be disclosed to anyone other than on a need-to-know basis to Buyer’s Representatives who agree to maintain the confidentiality of such information, and materials provided by Seller or physical reports obtained from 3rd parties, without representation or warranty will be returned and/or delivered to Seller by Buyer if the Closing does not occur. The provisions of this Section 10.2(a) shall not survive Closing but shall survive a termination of this Agreement.

(b) Subject to the requirements of applicable law, neither Buyer nor Seller shall make any public announcement or disclosure of this Agreement or any information related to this Agreement or Closing, if any, to outside brokers or third parties, before or for a period of 18 months after the Closing, without the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed; provided however, that either party shall be permitted to make any disclosure required by law, including without limitation, any disclosure required by the United States Securities and Exchange Commission, and may issue press releases (subject to Seller’s prior written approval in accordance with its standard disclosure policy for dispositions, and not otherwise unreasonably withheld, conditioned or delayed, and deemed approved, if not rejected with specific reasons therefore within 5 business days following written request therefore) containing any information which previously has been publicly filed with the Securities and Exchange Commission. Buyer shall not record this Agreement or any memorandum of this Agreement. This Section 10.2(b) shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents, or any termination of this Agreement.

10.3 Headings. The article, section and other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

10.4 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.5 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Property is located.

10.6 Survival, Limitation of Liability. Unless otherwise expressly stated in this Agreement, each of the covenants, obligations, representations, and agreements contained in this Agreement shall survive the Closing and the execution and delivery of the Closing documents required hereunder only for a period of 9 months immediately following the Closing Date, except in the event Buyer provides Seller with written notice of any claims prior to the end of such 9-month period, and commences an action with regard thereto within 60 days following the expiration of said 9-month period, in which event Seller’s liability hereunder shall continue with respect to such claims until such time as (i) such claim(s) have been adjudicated by a court of competent jurisdiction resulting in a final, non-appealable judgment (or, alternatively, the party entitled to appeal any judgment has waived the right to do so in writing), or (ii) such claims have been settled pursuant to a written settlement agreement between Seller and Buyer; provided, however the indemnification provisions of Sections 2.2, 6.3 and 6.5 and the provisions of Section 6.1(e) shall survive the termination of this Agreement or the Closing, whichever occurs, and shall not be merged, until the applicable statute of limitations with respect to any claim, cause of action, suit or other action relating thereto shall have fully and finally expired. Any claim based upon a misrepresentation or a breach of a warranty contained in Article 7 of this Agreement shall be actionable or enforceable if and only if: (i) notice of such claim is given to the party which allegedly made such misrepresentation or breached such covenant, obligation, warranty or agreement within 9 months after the Closing Date; (ii) the aggregate amount of damages or losses as a result of all such claims suffered or sustained by the party making such claim is estimated to exceed $30,000; provided, however, if such claims equal or exceed $30,000, Buyer shall have the right to prosecute claims in the full amount thereof, and provided further that the aggregate liability of Seller for any and all such breaches or misrepresentation shall be limited to an amount equal to 3% of the Purchase Price exclusive of fees, costs, charges and expenses due pursuant to Section 10.10 herein below.

10.7 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree or otherwise.

10.8 Entirety and Amendments. This Agreement, together with the exhibits and schedules attached hereto, embody the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property except for any confidentiality agreement binding on Buyer, which shall not be superseded by this Agreement. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

10.9 Time. Time is of the essence in the performance of this Agreement.

10.10 Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party in such action or dispute, whether by final judgment or out of court settlement all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith. The prevailing party in any such final judgment or out of court settlement shall be the party in whose favor the majority of claims were determined. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including actual attorneys’ fees (collectively “Costs”) incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, Costs shall include, without limitation, attorneys’ and experts’ fees, costs and expenses incurred in the following: (i) post judgment motions; (ii) contempt proceeding; (iii) garnishment, levy, and debtor and third party examination; (iv) discovery; and (v) bankruptcy litigation. This Section shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents, or the termination of this Agreement.

10.11 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.1. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by email in PDF format, with written confirmation by overnight or first class mail, in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such email notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice sent by email or personal delivery and delivered after 5:00 p.m. Pacific Time shall be deemed received on the next business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Buyer shall be deemed given by Buyer and notices given by counsel to the Seller shall be deemed given by Seller.

10.12 Construction. The parties acknowledge that this Agreement has been freely negotiated by both parties, that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party - shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.13 Calculation of Time Periods. All references to time are to Pacific Time Zone time (“Pacific Time”) unless expressly stated otherwise. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Pacific Time.

10.14 Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

10.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by email in PDF format counterparts of the signature pages, which shall be deemed an original.

10.16 Section 1031 Exchange. Each party may consummate the purchase and sale of all or a portion of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the

Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement; (b) the exchanging party shall effect the Exchange through an assignment of all or a portion of this Agreement, or its rights under this Agreement, to a qualified intermediary; (c) the non-exchanging party shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by either party had the exchanging party not consummated its purchase through the Exchange. The non-exchanging party shall not by this agreement or acquiescence to the Exchange (x) have its rights under this Agreement affected or diminished in any manner, or (y) be responsible for compliance with or be deemed to have warranted to the exchanging party that the Exchange in fact complies with Section 1031 of the Code.

10.17 JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY AGREE TO INTENTIONALLY, KNOWINGLY AND VOLUNTARILY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING (I) BROUGHT BY EITHER PARTY OR ANY OTHER PARTY, RELATING TO (A) THIS AGREEMENT AND/OR ANY UNDERSTANDINGS OR PRIOR DEALINGS BETWEEN THE PARTIES HERETO, OR (B) THE PROPERTY OR ANY PART THEREOF, OR (II) TO WHICH SELLER IS A PARTY. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT CONSTITUTES A WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY PURSUANT TO ANY APPLICABLE STATE STATUTES.

10.18 Limitation of Liability. Notice is hereby given that all persons dealing with Seller shall look to the assets of Seller for the enforcement of any claim against Seller, as none of the trustees, officers, employees and shareholders of Seller assume any personal liability for obligations entered into by or on behalf, of Seller. The provisions of this Section 10.18 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

10.19 Radon. Florida law requires the following disclosure to be given to the Buyer of property in this State. Seller has made no independent inspection of the Property to determine the presence of conditions which may result in radon gas; however, Seller is not aware of any such condition. Certain building methods and materials have been proven to reduce the possibility of radon gas entering the building:

“RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.”

10.20 Information and Audit Cooperation. To the extent necessary to enable Buyer to comply with any financial reporting requirements applicable to Buyer and upon at least 10 business days prior written notice to Seller, within 75 days after the Closing Date, Seller shall reasonably cooperate (at no cost or liability to Seller) and allow Buyer’s auditors to audit the trial balance related to the operation of the Property for the year prior to the Closing Date and for the portion of the calendar starting on January 1 through the Closing Date. Other than any representation, warranty or covenant otherwise set forth in this Agreement, Seller makes no representations, warranties or covenants with respect to the trial balance or the books and records which may be reviewed in auditing the same, and Buyer releases and waives any liability or claims against Seller related to the trial balance or the books and records which may be reviewed and audited.

10.21 Internal Approval of Seller. The transactions under this Agreement are subject to the approval of Seller’s investment committee on or before the date which is 14 days after the Effective Date (the “Notice Date”). Seller may terminate this Agreement by written notice to Buyer at any time on or before the Notice Date in the event that such approval has not been obtained. In the event of such termination Seller shall authorize the Escrow Agent to refund the Earnest Money to Buyer, Seller shall reimburse Buyer for its Out of Pocket Costs not to exceed $15,000, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3 and 10.2 of this Agreement. If Seller does not so notify Buyer on or before the Notice Date, this condition shall be deemed to be waived.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:	PALMTREE ACQUISITION CORPORATION

	By:	Authorized Officer

	By:	/s/ MEGAN ROBERT
	Name:	Megan Robert
	Title:	First Vice President
	Date:	May 19, 2014

BUYER:	IPT ACQUISITIONS LLC, a Delaware limited liability company

	By:	IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

	By:	Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

	By:	Industrial Property Trust Inc., a Maryland corporation, its general partner

	By:	/s/ DAVID FAZEKAS
	Name:	David Fazekas
	Title:	Managing Director
	Date:	May 19, 2014

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall act as escrowee with respect to and hold in escrow the Earnest Money and the interest earned thereon, and shall disburse the Earnest Money and the interest earned thereon, pursuant to the provisions of Article 9.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ BARBARA BRENNAN
Name:	Barbara Brennan
Title:	Senior Commercial Escrow Officer
Date:	May 19, 2014